Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Third Quarter 2019 Financial Results

– Q3 2019 Total Revenue of $91.8 million –

– Confirms 2019 Guidance and Provides Initial 2020 Guidance –

Goleta, California, November 5, 2019 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three-month period ended September 30, 2019.

Third Quarter 2019 Highlights

•	Total revenue of $91.8 million, down 3.7% from the same period in 2018
•	Total operating expense of $35.2 million, down 8.4% from the same period in 2018
•	Net income of $6.9 million and Adjusted EBITDA of $12.8 million (see accompanying table for reconciliation of GAAP and non-GAAP measures)

“We are pleased with our third quarter results and we continue to make progress in addressing the issues we face in our direct-to-consumer sales organization,” said Scott Wilkinson, Inogen’s President and Chief Executive Officer. “Direct-to-consumer sales outperformed in the third quarter, primarily due to our focus on improving the productivity of our existing salesforce, while also investing in new sales representatives to drive future growth. As a result, we expect direct-to-consumer sales to be our fastest growing channel in 2020, contributing to our expected total revenue in 2020 of $410 to $415 million.”

Third Quarter 2019 Financial Results

Total revenue for the three months ended September 30, 2019 declined 3.7% to $91.8 million from $95.3 million in the same period in 2018. Direct-to-consumer sales declined modestly to $37.8 million in the third quarter of 2019 versus $38.3 million in the same period in 2018. This decline was primarily due to increased productivity, despite an approximate 40% reduction in sales representative headcount compared to the same period in 2018. Given the increase in productivity in the third quarter of 2019, the Company remains optimistic in its ability to grow direct-to-consumer sales in 2020 with a more measured, planned expansion of its sales and rental intake teams.

Domestic business-to-business sales were flat compared to the same period in 2018, primarily due to the previously announced decline in orders from one large national provider who buys through the Company’s private label partner, offset by increased orders from other providers. Specifically, this provider accounted for revenue of $0.8 million in the third quarter of 2019, down from $3.3 million in the third quarter of 2018. Despite the challenges the home medical equipment industry faces in adopting portable oxygen concentrators, which include ongoing restructuring efforts, lack of access to available credit and capital expenditure constraints, Inogen continues to see solid demand from these customers.

International business-to-business sales declined 12.5% in the third quarter of 2019 (10.2% decline on a constant currency basis) from the comparative period in 2018. The decline was primarily driven by a slowdown of orders in Great Britain and Spain due to tender uncertainty, capital expenditure constraints, and some softness of orders in France. The Company believes that when the tender issues are resolved, demand will normalize for Inogen products in those countries.

Rental revenue in the third quarter of 2019 was $5.4 million compared to $5.6 million in the third quarter of 2018, representing a decline of 3.8%, primarily due to a 6.9% decrease in patients on service, partially offset by higher rental revenue per patient.

Total gross margin was 47.2% in the third quarter of 2019 versus 51.2% in the comparative period in 2018. Sales gross margin was 48.2% in the third quarter of 2019 versus 52.3% in the third quarter of 2018. The sales gross margin decrease was primarily due to increased mix of lower margin domestic business-to-business sales versus international business-to-business sales, partially offset by increased sales mix towards higher margin domestic direct-to-consumer sales. In addition, the Company had higher cost per unit primarily associated with the Inogen One G5, which was not at full scale relative to the other Inogen One systems. The Company expects Inogen One G5 volumes to reach full scale by the third quarter of 2020 and to be the lowest cost product to manufacture at that time.  Rental gross margin was 31.5% in the third quarter of 2019 versus 34.3% in the third quarter of 2018. The decrease in rental gross margin was primarily due to higher service costs, partially offset by increased rental revenue per patient on service and lower depreciation expense.

Total operating expense decreased to $35.2 million, or 38.4% of revenue, in the third quarter of 2019 versus $38.4 million, or 40.3% of revenue, in the third quarter of 2018, primarily due to lower personnel-related expenses. Research and development expense increased to $2.6 million in the third quarter of 2019 versus $2.1 million in the comparative period in 2018, primarily associated with $1.0 million in New Aera intangible amortization expense incurred in the third quarter of 2019. Sales and marketing expense decreased to $24.0 million in the third quarter of 2019 versus $26.3 million in the comparative period in 2018, primarily due to decreased personnel-related expenses associated with the 40% decline in average sales representative headcount in the comparative period in 2018. General and administrative expense decreased to $8.5 million in the third quarter of 2019 versus $10.0 million in the comparative period in 2018, primarily due to decreased personnel-related expenses, partially offset by $0.3 million of New Aera transaction costs.

Operating income for the three months ended September 30, 2019 declined to $8.1 million, or 8.8% of revenue, down from $10.4 million, or 10.9% of revenue, in the comparative period in 2018. Adjusted EBITDA for the three months ended September 30, 2019 declined to $12.8 million, or 14.0% of revenue, down from $16.3 million, or 17.1% of revenue, in the comparative period in 2018.  The reduction in third quarter 2019 Adjusted EBITDA margin compared to the third quarter of 2018 was primarily due to lower gross profit, partially offset by lower operating expenses.

In the third quarter of 2019, the Company reported income tax expense of $1.9 million, compared to income tax benefit of $5.1 million in the third quarter of 2018. Inogen’s income tax expense in the third quarter of 2019 included $0.1 million of excess tax deficiencies recognized from stock-based compensation compared to an $8.1 million benefit in the third quarter of 2018. Excluding the excess tax benefits (deficiencies) from stock-based compensation, Inogen’s non-GAAP effective tax rate was 20.9% in the third quarter of 2019 versus 26.4% in the third quarter of 2018. A reconciliation of GAAP and non-GAAP measures is included in the accompanying tables attached hereto.

In the third quarter of 2019, the Company reported net income of $6.9 million compared to $16.4 million in the third quarter of 2018. Earnings per diluted common share was $0.31 in the third quarter of 2019 versus $0.73 in the third quarter of 2018.

Cash, cash equivalents, and marketable securities were $200.6 million as of September 30, 2019, down $55.5 million from the second quarter of 2019, primarily due to the $70.5 million payment to New Aera as part of the acquisition closing.  The Company had no debt outstanding as of September 30, 2019.

Financial Outlook for 2019

Inogen is maintaining its full year 2019 total revenue guidance of $370 to $375 million, representing growth of 3.3% to 4.7% versus its 2018 full year results. The Company is also maintaining its full year 2019 net income guidance range of $23 to $25 million, operating income guidance range of $26 to $28 million, and Adjusted EBITDA guidance range of $49 to $51 million.

Financial Outlook for 2020

The Company is also providing a full year 2020 guidance range for total revenue of $410 to $415 million, representing 10.1% to 11.4% growth over the 2019 guidance mid-point of $372.5 million. The Company expects direct-to-consumer sales to be its fastest growing channel and expects domestic business-to-business and international business-to-business channels to have a solid growth rate.  The Company expects rental revenue to be up modestly compared to 2019. The Company expects sales of the New Aera products to begin in 2020, with minimal contribution to its revenue.  The Company expects tougher comparables in the first half of 2020 versus the remainder of the year.

The Company forecasts full year 2020 net income to be in the range of $25 to $27 million, representing growth of 4.2% to 12.5% over the 2019 guidance mid-point of $24 million.  Inogen expects a GAAP effective tax rate of approximately 25% in 2020. Net income also includes an estimated $7.8 million in New Aera intangible amortization expense recorded in research and development expense in 2020 compared to an estimated $2.9 million in 2019.

The Company is also providing a guidance range for full year 2020 Adjusted EBITDA of $56 to $58 million, representing 12.0% to 16.0% growth over the 2019 guidance mid-point of $50 million.

The Company expects net positive cash flow for 2020 with no additional capital required to meet its current operating plan.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (855) 238-8123 for domestic callers or (412) 317-5217 for international callers. Please reference Inogen (INGN) to join the call. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning November 5, 2019 at 3:30pm PT/6:30pm ET through November 12, 2019. To access the replay, dial (877) 344-7529 or (412) 317-0088 and reference Access Code: 10136360. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding anticipated growth opportunities; expectations for all revenue channels for full year 2019 and 2020; financial guidance for 2019 and 2020, including revenue, net income, operating income, Adjusted EBITDA, intangible amortization costs, and GAAP effective tax rates; expectations regarding international sales and tender activity; expectations regarding the Inogen One G5; and the estimated impact to Inogen’s 2019 and 2020 revenue, operating expenses, and costs associated, in each case, with the acquisition. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates; the possible loss of key employees, customers, or suppliers; risks relating to Inogen’s limited experience in acquiring and integrating new businesses; risks relating to the integration of New Aera’s business and operations within those of Inogen; risks relating to reimbursement coding of the SideKick TAV; the possibility that Inogen will not realize anticipated revenue or that expenses and costs will exceed Inogen’s expectations; the possible loss of key employees, customers, or suppliers in connection with the acquisition; the challenges of achieving synergies in connection with the acquisition; intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products; and intellectual property risks relating to the acquisition, including the risk of intellectual property litigation. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2019, and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and nine months ended September 30, 2019 and September 30, 2018. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying tables of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provision for income taxes, and certain other infrequently occurring items, such as acquisition-related costs, that may be incurred in the future.

Investor Relations Contact:

Matt Bacso, CFA

mbacso@inogen.net

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Consolidated Balance Sheets
(amounts in thousands)

	September 30,	December 31,
	2019	2018
Assets	(unaudited)
Current assets
Cash and cash equivalents	$156,131	$196,634
Marketable securities	44,514	43,715
Accounts receivable, net	41,180	37,041
Inventories, net	34,072	27,071
Deferred cost of revenue	356	359
Income tax receivable	2,867	2,655
Prepaid expenses and other current assets	10,716	7,108
Total current assets	289,836	314,583
Property and equipment, net	19,888	22,341
Goodwill	33,277	2,257
Intangible assets, net	79,536	3,755
Operating lease right-of-use asset	6,355	—
Deferred tax asset - noncurrent	11,176	30,130
Other assets	4,664	2,832
Total assets	$444,732	$375,898
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$30,418	$26,786
Accrued payroll	6,700	11,407
Warranty reserve - current	4,311	3,549
Operating lease liability - current	2,193	—
Deferred revenue - current	5,835	4,451
Income tax payable	586	392
Total current liabilities	50,043	46,585
Warranty reserve - noncurrent	7,165	5,981
Operating lease liability - noncurrent	5,123	—
Earnout liability - noncurrent	25,749	—
Deferred revenue - noncurrent	13,285	11,844
Deferred tax liability - noncurrent	221	232
Other noncurrent liabilities	—	832
Total liabilities	101,586	65,474
Stockholders' equity
Common stock	22	22
Additional paid-in capital	260,071	249,194
Retained earnings	82,809	60,484
Accumulated other comprehensive income	244	724
Total stockholders' equity	343,146	310,424
Total liabilities and stockholders' equity	$444,732	$375,898

Consolidated Statements of Comprehensive Income
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue
Sales revenue	$86,392	$89,712	$267,073	$255,283
Rental revenue	5,369	5,579	15,953	16,297
Total revenue	91,761	95,291	283,026	271,580
Cost of revenue
Cost of sales revenue	44,769	42,810	134,066	124,726
Cost of rental revenue, including depreciation of $1,482 and $1,689 for the three months ended and $4,781 and $5,820 for the nine months ended, respectively	3,677	3,668	11,021	11,844
Total cost of revenue	48,446	46,478	145,087	136,570
Gross profit	43,315	48,813	137,939	135,010
Operating expense
Research and development	2,636	2,096	5,773	5,287
Sales and marketing	24,047	26,339	80,006	67,376
General and administrative	8,525	9,982	27,050	29,230
Total operating expense	35,208	38,417	112,829	101,893
Income from operations	8,107	10,396	25,110	33,117
Other income
Interest income	1,149	895	3,877	2,111
Other income (expense)	(503)	8	(478)	(596)
Total other income	646	903	3,399	1,515
Income before provision (benefit) for income taxes	8,753	11,299	28,509	34,632
Provision (benefit) for income taxes	1,890	(5,133)	6,184	(7,168)
Net income	$6,863	$16,432	$22,325	$41,800
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	(309)	(47)	(340)	137
Change in net unrealized gains (losses) on foreign currency hedging	(420)	102	(954)	577
Less: reclassification adjustment for net (gains) losses included in net income	338	(354)	796	(286)
Total net change in unrealized gains (losses) on foreign currency hedging	(82)	(252)	(158)	291
Change in net unrealized gains (losses) on marketable securities	(18)	3	18	3
Total other comprehensive income, net of tax	(409)	(296)	(480)	431
Comprehensive income	$6,454	$16,136	$21,845	$42,231

Basic net income per share attributable to common stockholders (1)	$0.31	$0.77	$1.02	$1.97
Diluted net income per share attributable to common stockholders (1)	$0.31	$0.73	$1.00	$1.86
Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	21,840,473	21,324,256	21,802,468	21,175,286
Diluted common shares	22,191,688	22,659,052	22,387,146	22,512,125

(1)	Reconciliations of net income attributable to common stockholders basic and diluted can be found in Inogen’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue by region and category
Business-to-business domestic sales	$30,143	$30,263	$85,857	$91,222
Business-to-business international sales	18,492	21,142	60,859	58,807
Direct-to-consumer domestic sales	37,757	38,307	120,357	105,254
Direct-to-consumer domestic rentals	5,369	5,579	15,953	16,297
Total revenue	$91,761	$95,291	$283,026	$271,580
Additional financial measures
Units sold	51,600	52,400	158,500	152,500
Net rental patients as of period-end	25,600	27,500	25,600	27,500

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures
(unaudited)
(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
Non-GAAP EBITDA and Adjusted EBITDA	2019	2018	2019	2018
Net income	$6,863	$16,432	$22,325	$41,800
Non-GAAP adjustments:
Interest income	(1,149)	(895)	(3,877)	(2,111)
Provision (benefit) for income taxes	1,890	(5,133)	6,184	(7,168)
Depreciation and amortization	3,662	2,712	9,216	8,521
EBITDA (non-GAAP)	11,266	13,116	33,848	41,042
Stock-based compensation	1,565	3,216	6,930	9,783
Adjusted EBITDA (non-GAAP)	$12,831	$16,332	$40,778	$50,825

	Three months ended		Nine months ended
Non-GAAP provision (benefit) for income taxes and	September 30,		September 30,
effective tax rate	2019	2018	2019	2018
Income before provision (benefit) for income taxes	$8,753	$11,299	$28,509	$34,632
Provision (benefit) for income taxes	1,890	(5,133)	6,184	(7,168)
Effective tax rate	21.6%	-45.4%	21.7%	-20.7%

Provision (benefit) for income taxes	$1,890	$(5,133)	$6,184	$(7,168)
Non-GAAP adjustments:
Excess tax benefits (deficiencies) from stock-based compensation	(64)	8,120	383	15,225
Provision for income taxes (non-GAAP)	$1,826	$2,987	$6,567	$8,057

Income before provision for income taxes	$8,753	$11,299	$28,509	$34,632
Provision for income taxes (non-GAAP)	1,826	2,987	6,567	8,057
Effective tax rate (non-GAAP)	20.9%	26.4%	23.0%	23.3%

	Three months ended		Nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Non-GAAP international constant currency revenue	(using 2018 FX rates)	(using 2017 FX rates)	(using 2018 FX rates)	(using 2017 FX rates)
International revenues (GAAP)	$18,492	$21,142	$60,859	$58,807
Foreign exchange impact	488	(244)	2,667	(3,475)
International constant currency revenues (non-GAAP)	$18,980	$20,898	$63,526	$55,332

International revenue growth (GAAP)	-12.5%	23.0%	3.5%	35.1%
International constant currency revenue growth (non-GAAP)	-10.2%	21.6%	8.0%	27.1%